Exhibit 99.7

CONSENT OF SING KWONG SIMON, LAM

Grande Group Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement as a Director appointee.

Dated: January 27, 2025

/s/ Sing Kwong Simon, Lam
Sing Kwong Simon, Lam